UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AUBURN NATIONAL BANCORPORATION, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 8, 2011

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 105th Annual Meeting of Shareholders of Auburn National Bancorporation, Inc., to be held at the AuburnBank Center, 132 North Gay Street, Auburn, Alabama, on Tuesday, May 10, 2011, at 3:00 p.m., Local Time (collectively, with any adjournments or postponements thereof, the “Meeting”).

The Notice of Meeting, Proxy Statement, Proxy, and our 2010 Annual Report to Shareholders are enclosed. We hope you can attend and vote your shares in person. In any case, please complete the enclosed Proxy and return it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you attend the Meeting, you may vote your shares in person even if you have previously returned your Proxy.

Prior to the meeting, a reception will be held from 2:30 p.m. until 3:00 p.m. in the AuburnBank Center. We hope you can join us!

We thank you for your support this past year, and we encourage you to review our Annual Report. If you have any questions about the Proxy Statement or the Annual Report, please call or write us.

Sincerely,

/s/ E. L. Spencer, Jr.
E. L. Spencer, Jr. Chairman of the Board and Chief Executive Officer

AUBURN NATIONAL BANCORPORATION, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 10, 2011

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Auburn National Bancorporation, Inc. (the “Company”) will be held at the AuburnBank Center, 132 North Gay Street, Auburn, Alabama, on Tuesday, May 10, 2011, at 3:00 p.m., Local Time (collectively, with any adjournments or postponements thereof, the “Meeting”), for the following purposes:

1.	Elect Directors. To elect 11 directors to the Board of Directors; and

2.	Other Business. To transact such other business as may properly come before the Meeting.

Only shareholders of record at the close of business on March 11, 2011, are entitled to notice of and to vote at the Meeting. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

Also enclosed is a copy of the Company’s 2010 Annual Report.

By Order of the Board of Directors,

/s/ C. Wayne Alderman C. Wayne Alderman Secretary

April 8, 2011

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE TRANSFER AGENT IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY WRITTEN BALLOT IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 10, 2011

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS

ARE AVAILABLE AT WWW.AUBNPROXY.COM

AND OUR COMPANY’S WEBSITE WWW.AUBURNBANK.COM

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF

AUBURN NATIONAL BANCORPORATION, INC.

TO BE HELD MAY 10, 2011

General

This Proxy Statement is being furnished to the shareholders of Auburn National Bancorporation, Inc. (the “Company”), a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of the Company’s $.01 par value Common Stock (“Common Stock”) for the 2010 Annual Meeting of Shareholders of the Company (collectively, with any adjournments or postponements, the “Meeting”). Unless the context otherwise requires, the term “Company” includes the Company’s subsidiary, AuburnBank (the “Bank”). The Company’s Common Stock is listed on the Nasdaq Global Market under the symbol “AUBN.”

The Meeting is being held to consider and vote upon: (i) the election of 11 directors to the Board of Directors and (ii) such other matters as may properly come before the Meeting.

The Company’s Board of Directors knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

This Proxy Statement and the Proxy are first being mailed on or about April 8, 2011, to Company shareholders of record as of the close of business on March 11, 2011 (the “Record Date”). The Company’s 2010 Annual Report (the “Annual Report”), including financial statements for the fiscal year ended December 31, 2010, accompanies this Proxy Statement.

Each shareholder is entitled to one vote on each proposal for each share of Common Stock held as of the Record Date. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold authority to vote in certain cases), will be counted as shares present, and a quorum will exist if a majority of the shares outstanding and entitled to vote at the meeting are present. Under Delaware law, the vote required for the election of directors is a plurality of the votes cast by the shares present, in person or by proxy, at the Meeting, provided a quorum is present. Consequently, with respect to the election of directors, abstentions and broker non-votes will not be counted in determining whether the proposal has received the requisite number of votes for approval. Unless otherwise required by the Company’s Certificate of Incorporation or Amended and Restated Bylaws (“Bylaws”), or by the Delaware General Corporation Law or other applicable law, any other proposal that is properly brought before the Meeting will require approval by the affirmative vote of a majority of all votes cast at the Meeting with respect to such proposal. With respect to any such proposal, abstentions and broker non-votes will not be counted in determining whether such proposal has received the requisite number of votes for approval.

The Company’s principal executive offices are located at 100 N. Gay Street, Auburn, Alabama 36830, and its telephone number is (334) 821-9200. The Company maintains an internet website at www.auburnbank.com.

Record Date, Solicitation and Revocability of Proxies

The Record Date for the Meeting has been set as the close of business on March 11, 2011. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to vote at the Meeting. At the close of business on such date, there were approximately 3,642,738 shares of Common Stock issued and outstanding, which were held by approximately 431 shareholders of record.

Shares of Common Stock represented by a properly executed Proxy, if such Proxy is received in time and is not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxy. If no instructions are indicated, such shares of Common Stock will be voted “FOR” the election of all nominees for director named in the Proxy, and in the discretion of the proxy holder with respect to any other proper matters that may come before the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to the Company’s Secretary, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person by written ballot. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Auburn National Bancorporation, Inc., P.O. Box 3110, Auburn, Alabama 36831-3110, Attention: C. Wayne Alderman, Secretary.

Proxy Solicitation Costs

The cost of soliciting Proxies for the Meeting will be paid by the Company. The Company’s officers may also solicit proxies by telephone or otherwise, but will not receive additional compensation for these activities. In addition to the solicitation of shareholders of record by mail, telephone, facsimile, or personal contact, the Company may also make arrangements with brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock to forward this proxy statement and the 2010 Annual Report to beneficial owners of Common Stock. The Company will reimburse them for the reasonable expenses in connection with these services.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Meeting is being held to elect 11 directors to serve on the Company’s Board of Directors for one-year terms of office expiring at the Company’s next scheduled annual meeting of shareholders and until their successors have been elected and qualified. All of the nominees for director are presently directors of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees specified herein. Cumulative voting for directors is not permitted. All shares represented by valid Proxies received and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the Proxies will be voted for the election of the 11 nominees listed below. In the unanticipated event that any nominee is unable to serve, the persons designated as proxy holders will cast votes for the remaining nominees and for such other replacements as may be nominated by the Company’s Board of Directors.

The nominees have been nominated by the Company’s Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee, and the Board unanimously recommends a vote “FOR” the election of all eleven nominees listed below.

Information about Nominees for Director

The following table sets forth the name and age of each nominee for director, a brief description of his or her principal occupation and business experience, certain other directorships and how long he or she has been a director for the Company or the Bank. In addition, we have also provided a brief discussion of the specific experience, qualifications, attributes or skills that led to the Nominating Committee’s conclusion that the nominee should serve as one of our directors. Except for Mr. E.L. Spencer, Jr., Chief Executive Officer and President of the Company and Mr. Dumas, Chief Executive Officer and President of the Bank, none of the nominees is employed by the Company or the Bank or any entity that is an affiliate of the Company or the Bank.

Name, Principal Occupation, Business Experience, Age , Directorships and Qualifications	Director Since

C. Wayne Alderman Dean of Enrollment Services and former Dean, College of Business, Auburn University; former Director of Financial Operations of the Bank; served as Director of Financial Operations from 2000 to 2007; employed by Auburn University since 1979. Dr. Alderman is 60.	2004

Dr. Alderman, a certified public accountant and former Torchmark Professor of Accounting at Auburn University,
brings a wealth of strategic planning expertise and public accounting knowledge to the Board. He also brings valuable insight and banking knowledge as a result of his service as the bank’s Director of Financial Operations from 2000 to
2007, in addition to serving as a director of the Bank since 1993.

Terry W. Andrus President and Chief Executive Officer of the East Alabama Medical Center since 1984; Former Director of Blue Cross/ Blue Shield of Alabama. Mr. Andrus is 59.	1998

Mr. Andrus brings executive decision-making, financial expertise, and business-building skills from his service as the
Chief Executive Officer of a regional hospital. He also possesses vast banking knowledge through his service as a director of the Bank since 1991.

Name, Principal Occupation, Business Experience, Age , Directorship and Qualifications	Director Since

J. Tutt Barrett Mr. Barrett is a senior partner in the law firm of Dean and Barrett located in Opelika, Alabama where he has worked since 1992. Mr. Barrett is 59. Mr. Barrett brings a wealth of legal and risk management skills to the Board. He also provides governance skills and experience gained through his service on the boards of various charitable organizations. In addition, Mr. Barrett has served on one of the Bank’s local advisory boards since 1991.	2009

Robert W. Dumas

Chief Executive Officer and President of the Bank since 2001; President and Chief Lending Officer of the Bank from 1998 to 2001; employed by the Bank since 1984; Director of East Alabama Medical Center. Mr. Dumas is 57.

Mr. Dumas brings valuable insight and knowledge to the Board as a result of his service as the Bank’s Chief Executive Officer and President of the Bank. Mr. Dumas currently serves as President of the Alabama Bankers Association and has held numerous other positions in professional leadership, including his service as a member of the Auburn University Business Advisory Council. Mr. Dumas brings valuable knowledge from his 35 years of service in the banking industry, including serving as a director of the Bank since 1997.

2001

J.E. Evans Owner of Evans Realty, a property management company specializing in multi-family residential rental property, since 1970; Chairman of the Board of Directors of J&L Contractors, Inc. since 1976. Mr. Evans is 69. Mr. Evans brings a wealth of executive decision-making and risk assessment skills to the Board as a result of his experience in property management and construction and his service as a director of the Bank since 1986. His experience is especially important as we manage through the current economic downturn, much of which is real estate driven.	1997

William F. Ham, Jr. Mayor of City of Auburn since 1998; owner of Varsity Enterprises, a company providing coin laundry services, since 1977. Mr. Ham is 57. Mr. Ham brings a wealth of business-building skills to the Board as a result of his experience as an entrepreneur and as the Mayor of City of Auburn. He also brings valuable knowledge through his service as a director of the Bank since 1993.	2004

David E. Housel Director of Athletics Emeritus at Auburn University since January 2006; Director of Athletics at Auburn University from 1994 to January 2006; employed by Auburn University since 1970. Mr. Housel is 64. Mr. Housel brings valuable business, public relations, and strategic planning skills to the Board through his previous experience managing a major collegiate athletic program with numerous employees and supervising multi-million dollar budgets. He also possesses banking knowledge through his service as a director of the Bank since 1997.	2004

Anne M. May Partner, Machen, McChesney & Chastain, Certified Public Accountants, since 1983. Ms. May is 60. Ms. May brings valuable risk management skills, public accounting knowledge and a wealth of expertise related to matters of compensation and tax compliance as a partner and former managing partner for a local accounting firm. She also possesses vast banking knowledge through her service as a director of the Bank 1982.	1990

Name, Principal Occupation, Business Experience, Age , Directorship and Qualifications	Director Since

E. L. Spencer, Jr.

Director of the Bank since 1975; Chairman of the Company’s and Bank’s Board of Directors since 1984 and 1980, respectively; Chief Executive Officer and President of the Company since 1990; formerly Chief Executive Officer and President of the Bank from 1990 to 2000; father of Edward Lee Spencer, III. E.L. Spencer, Jr. is 80.

Through his 36 years of service, including 21 years as Chief Executive Officer, Mr. E. L. Spencer, Jr. brings to the Board a deep institutional knowledge and perspective regarding our strengths, challenges, and opportunities. His diverse experiences and leadership roles in the banking, construction, retail, healthcare and agriculture industries provide the Board an expanded perspective regarding the relevant risks and opportunities facing financial institutions.

1984

Edward Lee Spencer, III Former Vice President, Spencer Lumber Company; employed by Spencer Lumber Company from 1973 to 2006. Son of E.L. Spencer, Jr. Edward Lee Spencer, III is 55. Mr. Edward Lee Spencer, III brings valuable business insights and knowledge as a result of his previous management experience with Spencer Lumber Company, a supplier of building and construction materials. He also brings valuable banking knowledge through his service as a director of the Bank since 1991.	2004

Emil F. Wright, Jr. Former attorney practicing with Samford, Denson, Horsley, & Pettey; former ophthalmologist practicing with the Medical Arts Eye Clinic from 1971 to 1998. Dr. Wright is 74. Through his 38 years of service, including 20 years as Vice Chairman, Dr. Wright brings to the Board a strong level of institutional knowledge and perspective regarding our strengths, challenges, and opportunities. In addition, he possesses a vast amount of banking knowledge having served as a director of the Bank since 1973.	1984

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of the Company and our shareholders to retain the flexibility to combine or separate these functions. At this time, the Board believes there are a number of important advantages of combining the positions of Chairman and Chief Executive Officer, including the following:

•

Mr. E. L. Spencer, Jr., with 36 years of experience at the Company, including 21 years as Chief Executive Officer, has the knowledge, expertise, and experience to understand the opportunities and challenges facing the Company, as well as the leadership and management skills to promote and execute our values and strategy, particularly during the current difficult economic environment;

•	Combining the positions allows Mr. E. L. Spencer, Jr., to lead Board discussions regarding our business and strategy, and provides unified leadership for the Company;

•	Combining the positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	Combining the positions allows timely communication with the Board on critical business matters given the complexity of our business.

The Board also believes that combining the positions of Chairman and Chief Executive Officer does not undermine the independence of the Board. The Company’s Board is comprised of Mr. E. L. Spencer, Jr. and ten other directors, six of whom satisfy NASDAQ’s independence requirements. The Company has established an independent director committee. Anne M. May is currently the chairperson of the committee and therefore is formally identified as the Lead Independent Director. Our corporate governance guidelines provide that the independent directors will meet at least semi-annually in executive session without management present.

The Company believes the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide appropriate oversight, discussion and evaluation of decisions and direction from the Board of Directors.

Board’s Role in Risk Oversight

The Board of Directors maintains oversight responsibility of the management of the Company’s risks. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The full Board of Directors reviews with management its process for managing enterprise risk.

While the Board of Directors maintains the ultimate oversight responsibility for risk management, certain of the Board’s committees have been assigned responsibility for risk management oversight of specific areas. These responsibilities include:

•

the Compensation Committee evaluating, with our senior officers, risks posed by our compensation programs and seeking to limit any unnecessary or excessive risks these programs may pose to us, in order to avoid programs that might encourage such risks. The Compensation Committee’s role and its relationship with the Board are more fully described under “Committees of the Board – Compensation Committee” and “Compensation Committee Report”;

•

the Audit and Compliance Committee overseeing risks related to our financial statements, our compliance with legal and regulatory requirements, our financial reporting process and system of internal controls. The Audit and Compliance Committee also evaluates the performance of our independent auditors and our internal auditing department. The Audit Committee periodically meets privately in separate executive sessions with management, our internal audit department, and the independent auditors. The Audit and Compliance Committee’s role and its relationship with the Board are more fully described under “Committees of the Board – Audit and Compliance Committee”; and

•

the Strategic Planning Committee reviewing management and adjusting our risk assessment during the Company's annual strategic planning process. The Strategic Planning Committee’s role and its relationship with the Board are more fully described under “Committees of the Board – Strategic Planning Committee”.

While each of these committees is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, each of the Company’s directors serves on the Bank’s Board of Directors. We believe that Board committees that report at the Bank level are critical to the Company’s risk management processes. These committees include the Director’s Loan Committee, Asset/Liability Committee, Information Technology/Information Security (“IT/IS”) Steering Committee, Operations and Bank Secrecy Act (“BSA”) Committee. These committees each play a role in monitoring the following risks to the Bank and Company: credit, liquidity, interest rate, operational, reputational, compliance, and information technology and security risks.

Director Nominating Process

The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, monitors existing director qualifications and periodically examines the composition of the Company’s Board of Directors and determines whether the Board of Directors would better serve its purposes with the addition of one or more directors. This assessment includes, among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

If the Nominating and Corporate Governance Committee determines that adding a new director is advisable or if a vacancy on the Board arises, the Nominating and Corporate Governance Committee initiates the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Nominating and Corporate Governance Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Nominating and Corporate Governance Committee, which then evaluates the candidates based on the needs of the Board of Directors at that time and the criteria listed above. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by the Nominating and Corporate Governance Committee, a shareholder, another director, management or another third party. The Nominating and Corporate Governance Committee then meets to consider the selected candidate(s) and submits the approved candidate(s) to the full Board of Directors for approval and recommendation to the shareholders. Although neither the Board nor the Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board considers members with diverse backgrounds, including race, ethnicity, gender, education, skills and experience, with a focus on appropriate financial and other expertise relevant to the company’s business, and also considers issues of judgment, conflicts of interest, integrity, ethics and commitment to the goal of maximizing shareholder value. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment and commitment to the company’s success.

Subject to the requirements of the Company’s Certificate of Incorporation and Amended and Restated Bylaws, as well as any requirements of law or regulation, any shareholder entitled to vote for the election of directors may recommend a director nominee. Advance notice of such proposed nomination must be received by the Secretary of the Company not less than 21 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors. Nominations should be submitted in writing to the Secretary of the Company specifying the nominee’s name and other required information set forth in the Company’s Bylaws. In 2010, there were no shareholder recommendations received, and no third party search firms were used to identify director candidates.

Shareholder Communications

Shareholders who wish to communicate with the Board, or any individual director or group of directors, may do so by sending written communications addressed to: Board of Directors of Auburn National Bancorporation, Inc., c/o C. Wayne Alderman, Secretary, Auburn National Bancorporation, Inc., 100 N. Gay Street, P.O. Box 3110, Auburn, Alabama, 36831-3110. All information will be compiled by the Secretary of the Company and submitted to the Board of Directors or each applicable director at the next regular meeting of the Board of Directors.

Meetings of the Board of Directors

The Boards of Directors of the Company and the Bank, as well as the committees of the Company’s and Bank’s Boards of Directors generally hold meetings in tandem. The Company’s Board of Directors held 12 meetings during 2010. All directors attended at least 75% of all meetings of the Company’s Board of Directors and each committee on which they served. All of the Company’s directors are encouraged to attend the Company’s annual meetings of shareholders. All of the Company’s directors attended the 2010 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Company’s Board of Directors has eight standing committees: the Executive Committee, the Proxy Committee, the Property Committee, the Compensation Committee, the Strategic Planning Committee, the Audit and Compliance Committee, the Nominating and Corporate Governance Committee and the Independent Director Committee.

Executive Committee. The Company’s Executive Committee is authorized to act in the absence of the Board of Directors on certain matters that require Board approval. E. L. Spencer, Jr., Robert W. Dumas, Anne M. May, and Emil F. Wright, Jr. constitute the current members of this committee. This committee held two meetings during 2010.

Proxy Committee. The Proxy Committee is authorized to act on behalf of Company shareholders when authorized by Proxy. E. L. Spencer, Jr., Emil F. Wright, Jr., and Terry W. Andrus constitute the current members of this committee. This committee held one meeting during 2010.

Property Committee. The Property Committee evaluates potential properties for expansion or branching activities. E.L. Spencer, Jr., Robert W. Dumas, Anne M. May, J.E. Evans, J. Tutt Barrett and William F. Ham, Jr. constitute the current members of this committee. This committee held one meeting during 2010.

Compensation Committee. The Compensation Committee is authorized to review, recommend and approve the compensation of the Chief Executive Officer, other executive officers and other key employees of the Company and the Bank; to evaluate the Company's incentive compensation plans, including any equity compensation plans; and to select, interview and make hiring recommendations to the Board for the Chief Executive Officer position. In addition, the Committee approves changes to any Company personnel policy manuals or handbooks, and annually evaluates director compensation. Anne M. May, Emil F. Wright, Jr., J. Tutt Barrett and Terry W. Andrus, all of whom are “independent directors” as defined in Nasdaq Listing Rule 5605(a)(2), constitute the current members of this committee. This committee held four meetings in 2010.

Strategic Planning Committee. The Strategic Planning Committee evaluates potential acquisitions and the Company’s long range goals and oversees the process and risk assessment used for the officers’ and directors’ strategic planning sessions. E.L. Spencer, Jr., Anne M. May, Robert W. Dumas, Terry W. Andrus, C. Wayne Alderman and David E. Housel constitute the current members of this committee. This committee held two meetings in 2010.

Audit and Compliance Committee. The Audit and Compliance Committee (“Audit Committee”) is composed of Terry W. Andrus, David E. Housel, J. Tutt Barrett and William F. Ham, Jr., all of whom are “independent directors,” as defined in Nasdaq Listing Rule 5605(a)(2), and meet the independence criteria set forth in SEC Rule 10A-3(b)(1). All members of the Audit Committee meet the financial literacy requirements of Nasdaq and the SEC. The Audit Committee has the responsibilities set forth in the Audit Committee Charter, including reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints independent auditors, reviews and approves their audit plan and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. This committee held 13 meetings in 2010. The Board of Directors has determined that Terry W. Andrus, a member of the Audit Committee, is an “audit committee financial expert,” as defined by SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Anne M. May, Emil F. Wright, Jr., J. Tutt Barrett and Terry W. Andrus, all of whom are “independent directors” as defined in Nasdaq Listing Rule 5605(a)(2). The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Company’s Board of Directors and recommend to the Board the director nominees for the next annual meeting of shareholders. This committee also takes a leadership role in shaping corporate governance policies and practices of the Company. The responsibilities and duties of the Nominating and Corporate Governance Committee are more fully set out in the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee held one meeting in 2010.

Independent Directors Committee. The Independent Directors Committee was formed to comply with Nasdaq Listing Rule 5605(b)(2) which requires that the Company’s independent directors will meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Nasdaq Listing Rule 5605(b)(1) also requires that a majority of the Company’s directors be “independent directors.” The Board has affirmatively determined that the following directors, constituting a majority of the Company’s Board of Directors, are independent directors: William F. Ham, Jr., David E. Housel, J. Tutt Barrett, Anne M. May, Emil F. Wright, Jr., and Terry W. Andrus. The Company’s Board of Directors has appointed Anne M. May to serve as the Board’s Lead Independent Director. This committee held two meetings in 2010.

The Board of Directors has adopted a Code of Conduct and Ethics applicable to the Company’s directors, officers and employees, including the Company’s principal executive officer, principal financial and principal accounting officer, controller and other senior financial officers. The Code of Conduct and Ethics, as well as the charters for the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee, can be found by clicking the heading “About Us” on the Company’s website, www.auburnbank.com, and then clicking on “Investor Relations.” In addition, this information is available in print to any shareholder who requests it. Written requests for a copy of the Company’s Code of Conduct or the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee charters may be sent to Auburn National Bancorporation, Inc., 100 N. Gay Street, Auburn, Alabama 36830, Attention: Marla Kickliter, Senior Vice President of Compliance and Internal Audit. Requests may also be made via telephone by contacting Ms. Kickliter or Laura Carrington, Vice President of Human Resources, at (334) 821-9200. As additional corporate governance standards are adopted, they will be disclosed on an ongoing basis on the Company’s website.

Board Compensation

The Chairman receives $1,500 and each director receives $750, respectively, for each Board meeting attended. Generally the Board of Directors of the Company and the Bank meet on the same day, and in such cases, a fee is paid for one board meeting only. In addition, members of the Audit Committee and the Compensation Committee of the Company, which also serve as the members of the Audit Committee and the Compensation Committee of the Bank, respectively, receive an additional fee of $200 for each committee meeting attended, while each Chairman of these committees receives $400 per meeting attended. Members of the Bank’s Loan Committee, Asset/Liability Committee and IT/IS Steering Committee receive $200 for each committee meeting attended, while each Chairman of these committees receives $400 per meeting. The Company’s and the Bank’s directors may receive year-end cash bonuses based upon the Company’s financial performance. In 2010, aggregate fees paid to Company and Bank Directors, excluding any consulting agreement described herein, totaled approximately $177,000. The compensation of directors may be changed from time to time by the Board of Directors upon recommendation of the Compensation Committee without shareholder approval.

The Bank adopted a new group health insurance plan in 2007, which it offered to directors to establish the required minimum number of participants. All directors initially elected to participate in the plan and five directors continued to participate in the plan in 2010.

The following table provides information concerning the compensation of the Company’s non-employee directors for 2010. Compensation paid to E. L. Spencer, Jr. and Robert W. Dumas for their service as directors is reported in the Summary Compensation Table on page 16.

Name	Fees Earned or Paid in Cash	All Other Compensation(1)	Total

C. Wayne Alderman(2)	$39,300	793	40,093

Terry W. Andrus	15,000	793	15,793

J. Tutt Barrett	14,200	793	14,993

J.E. Evans	20,600	—	20,600

William F. Ham, Jr.	16,000	—	16,000

David E. Housel	13,800	—	13,800

Anne M. May	14,200	—	14,200

Edward Lee Spencer, III	14,050	793	14,843

Emil F. Wright	14,450	793	15,243

(1)	Amounts represent group health insurance premiums paid by the Company on behalf of the director.
(2)

The Bank previously executed a consulting agreement with Dr. Alderman for his services related to the Financial Operations of the Bank that expired in December 2010 and was not renewed. Under this agreement, he earned compensation of $21,900 in 2010. The terms of the consulting agreement are summarized under “Certain Transactions and Business Relationships”. In addition, Dr. Alderman earned fees of $17,400 in 2010 as a director of the Bank and Company.

EXECUTIVE OFFICERS

Executive officers generally are appointed annually at a meeting of the respective Boards of Directors of the Company and the Bank in January to serve for one-year terms and until successors are chosen and qualified. In addition to Mr. E.L. Spencer, Jr. and Mr. Dumas, whose information is included under “Proposal One – Election of Directors,” our other executive officers are:

Name	Information About Executive Officers
Jo Ann Hall	Executive Vice President and Chief Operations Officer since 2005; former Senior Vice President and Chief Operations Officer of the Bank since 1994; various other positions with the Bank since 1974. Ms. Hall is 61.

Terrell E. Bishop	Senior Vice President and Senior Mortgage Lending Officer of the Bank since 1991. Mr. Bishop is 74.

Kris W. Blackmon	Vice President and Chief Investment Officer of the Bank since 2007; formerly Vice President and Asset/Liability Manager since 2006; formerly Assistant Vice President and Asset Liability Manager since 2001. Mr. Blackmon is 40.

James E. Dulaney	Senior Vice President, Bent Creek Branch (Business Development & Commercial/Consumer Lending) since 2009; formerly Senior Vice President (Business Development/Marketing) of the Bank since 2004; formerly Senior Vice President (Commercial and Consumer Lending) of the Bank since 1998; formerly Vice President (Commercial and Consumer Lending) of the Bank since 1993. Mr. Dulaney is 52.

David A. Hedges	Vice President, Controller and Chief Financial Officer of the Company and the Bank since February 2008; formerly Assistant Vice President, Controller of the Company and the Bank since June 2007; formerly Assistant Vice President, Controller of the Bank since 2006; prior to joining the Company, Mr. Hedges worked for KPMG LLP, a global accounting firm, from 2002 to 2006, where he worked in the firm’s audit practice. Mr. Hedges is 32.

W. Thomas Johnson	Senior Vice President (Commercial and Consumer Lending) and Senior Lending Officer of the Bank since 2001; formerly Vice President (Commercial and Consumer Lending) of the Bank since 1999. Mr. Johnson is 63.

Marla L. Kickliter	Senior Vice President of Compliance/Internal Audit of the Bank since 2007; formerly Vice President of Compliance/Internal Audit since 2005; various other positions with the Bank since 2001. Ms. Kickliter is 41.

Shannon S. O’Donnell	Senior Vice President of Credit Administration since 2007; formerly Vice President of Credit Administration since 2001. Ms. O’Donnell is 41.

Jerome B. Siegel	Senior Vice President and Chief Technology Officer since 2008, formerly Vice President and Chief Technology Officer since 2002. Mr. Siegel is 47.

C. Eddie Smith, Jr.	City President, Opelika Branch and Senior Vice President of the Bank since 2003; Senior Vice President (Commercial and Consumer Lending) of the Bank since 2001; formerly Vice President (Commercial and Consumer Lending) of the Bank since 1999. Mr. Smith is 54.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion and analysis are focused on the compensation of the Company’s executive officers, with additional detail provided for the Company’s named executive officers. The Company’s “named executive officers” are the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for 2010. Information regarding the compensation of the named executive officers is provided under “Executive Compensation” following this section.

Compensation Committee

The Compensation Committee of the Company’s Board of Directors oversees the design and administration of the Company’s compensation program. Because officers are compensated only for service at AuburnBank (and not separately for services to the Company), this compensation program effectively relates to the needs of AuburnBank. The Compensation Committee’s members are appointed by the Board of Directors, and the Compensation Committee is composed entirely of non-employee, independent directors.

The Compensation Committee:

•	Establishes the Bank’s compensation philosophy;

•	Evaluates the Chief Executive Officer’s performance;

•	Determines benefits and compensation for the Chief Executive Officer;

•	Reviews the Chief Executive Officer’s recommendations for and approves benefits and compensation for officers other than the Chief Executive Officer;

•	Makes recommendations to the Board on matters relating to organization and succession of senior management;

•	Oversees the administration of the Company’s 401(k) plan, which is a defined contribution plan; and

•	Makes recommendations to the Board concerning director compensation.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board annually review the charter.

The authority of the Compensation Committee may not be delegated to persons who are not on the Compensation Committee. Individuals not on the Compensation Committee, including advisors and executive officers, can make recommendations to the Compensation Committee. The Compensation Committee may consider such recommendations at its discretion and such recommendations are not binding on the Compensation Committee.

The Compensation Committee held four meetings during 2010, the majority of which were executive sessions with no officers or employees present. Our Human Resource Department provides support to the Compensation Committee. All Compensation Committee members are actively engaged in the review of matters presented, and the members regularly communicate with each other and management before and after meetings about compensation issues.

Compensation Program Review

In 2010, the Compensation Committee completed an internal review of the Company’s officer compensation program. This review was requested in order to update the Compensation Committee on current compensation levels and compensation program design features. Current compensation program features at banks comparable in asset size, location and performance to the Bank were reviewed and the reasonableness of the Company’s officer compensation and benefits program was considered. The Compensation Committee utilized certain compensation surveys and other resources, including the SNL Financial 2010 Executive Compensation Review, the Community Bankers Association of Alabama 2010 Compensation Survey, the American Bankers Association 2010 Compensation and Benefits Survey, and other related purchased third party sources. The internal report completed in 2010 indicated that AuburnBank’s compensation program is comparable to other publicly held banks of comparable in asset size, location, and performance within the southeast region of the United States, especially the State of Alabama, and provides competitive qualified benefits.

The Compensation Committee will continue to review the elements and objectives of the Company’s executive compensation program, as well as the methods the Compensation Committee utilizes to determine both the types and amounts of compensation to award to the Company’s executive officers.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for its executive officers, the Compensation Committee is guided by a pay-for-performance philosophy. The Compensation Committee believes that a portion of each executive’s total compensation opportunity should vary with achievement of the Company’s performance goals. In designing the compensation program for the Company’s executive officers, the Compensation Committee seeks to achieve the following key objectives:

•

Motivate Executives. The compensation program should reward employees for strong individual and Company performance and increased compensation should be earned through an employee’s increased contribution to the Company.

•	Alignment with Stockholders. The compensation program should align the interests of management and shareholders by rewarding service based on Company and individual performance.

•

Attract and Retain Talented Executives. The compensation program should be competitive with compensation paid by other financial institutions of comparable size and performance in the southeastern United States. This objective is intended to enable the Company to attract and retain key personnel in its highly competitive markets.

The Compensation Committee monitors the various criteria that make up the program and adjusts them as necessary to continue to meet these objectives.

Components of Compensation

Executive officer compensation is currently composed of base salary and annual cash bonuses. These components are established based on individual performance as measured by pre-established goals and Company performance relative to pre-established profitability measures. In addition, the Company offers certain basic benefits as described in more detail below.

The Company does not currently have an equity incentive or long-term incentive plan, and, therefore, does not provide equity incentive or long-term incentive awards to its executive officers. The Company’s Long-Term Incentive Plan expired in May 2004, with the last of the stock options outstanding thereunder being exercised in 2006. The Compensation Committee will continue to review its options regarding the implementation of an equity incentive or long-term incentive plan. Any equity incentive plans or other long-term incentive plans will consider the appropriate use of common stock and predictable expense recognition, and will be submitted for shareholder approval when necessary and appropriate.

Base Salary

We believe we provide our named executive officers and other officers with the opportunity to earn a competitive annual base salary. We provide this opportunity to attract and retain appropriate talent for the positions, to recognize that similar base salary rates are provided at other companies that we compete with for talent, and to provide a base salary that is not subject to Company performance risk. We believe this component of compensation is desirable because it helps assure stability for the executives, thereby promoting the Company’s goal of retaining executive leadership. Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an executive’s base compensation.

An important aspect of base salary is the Compensation Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities, as well as changes in our markets. In addition, base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties, and scope of responsibility. The Compensation Committee reviews base salaries of our executive officers on an annual basis in March. Any adjustments to an executive’s base salary generally become effective retroactive to January 1st of that year.

In reviewing and adjusting base salaries for officers, the Compensation Committee considers individual performance as determined by the achievement of goals established at the beginning of each year. These goals are tied to the Company’s performance, such as increases in loan origination fees, increases in certain types of loans, decreases in past due amounts, etc. The Chief Executive Officer sets these goals with respect to the other executive officers and officers, and the Department Heads set these goals with respect to other employees. The performance goals with respect to the Chief Executive Officer are approved by the Compensation Committee. In addition, the Compensation Committee considers the relationship of base pay in our markets and the individual’s responsibilities and duties.

Changes in base pay for officers are recommended by our Department Heads to the Chief Executive Officer, who then evaluates and recommends for approval by the Compensation Committee. Changes in base pay for named executive officers other than the Chief Executive Officer are recommended by the Chief Executive Officer (after the evaluation of their job performance) to the Compensation Committee for approval. Changes in base pay for the Chief Executive Officer are determined by the Compensation Committee after evaluation of his job performance by the Compensation Committee. The Compensation Committee’s determinations are then ratified by the full Board of Directors.

Mr. Dumas’ performance goals were tied to various measures, including net earnings performance compared to budgeted amounts, satisfactory ratings for the Bank as a result of regulatory examinations, and progress completed toward achievement of goals under the Company’s strategic plan. For 2010, the Compensation Committee determined that Mr. Dumas did not meet all of his performance goals. After reviewing all relevant factors, his 2010 base salary of $231,504 was adjusted to $243,079 effective January 1, 2011. In addition, the Compensation Committee approved a 2011 base salary of $12,000 for Mr. Spencer. This compares to his 2010 base salary of $28,500. The Compensation Committee considered Mr. Spencer’s continued focus on strategic issues and less involvement with day to day operations in making its recommendation.

Cash Bonuses

The Company utilizes cash bonuses as a short-term incentive to promote achievement of AuburnBank’s annual Company performance goals. This component of compensation assists in better control of expenses associated with salary increases by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance.

Cash bonuses are based on overall financial performance and profitability of the Company. Cash bonuses are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

Generally speaking, cash bonuses are payable at the discretion of the Board of Directors, based in part on the performance of the Company and the executive during the year compared to their respective goals. However, in making its recommendation to the Board of Directors regarding payment of the cash incentives, the Compensation Committee may consider other factors. Early each year, generally in March, the Chief Executive Officer and other executive officers establish certain annual goals for the Company, which may include return on assets, return on equity, earnings, and other operational metrics, asset quality and results of regulatory examinations, among others. The corporate goals are based largely on management’s confidential strategic plan and budget for the coming year, which typically includes planned revenue growth, cost containment, and profit improvement. The Board of Directors reviews and approves the corporate goals. The Compensation Committee reviews quarterly the Company’s performance against the corporate goals and, if appropriate, accrues an amount based upon past experience and the excess of the budgeted performance for distribution as cash bonuses. Any amounts accrued for potential bonuses may or may not be paid depending upon the Compensation Committee’s judgment.

The ultimate amount of cash bonuses, if any, paid to an executive, other than the Chief Executive Officer, depends on the executive’s level of participation, including job responsibilities and duties, in the achievement of the corporate goals, as well as the achievement of the individual goals set as of the beginning of each year. The performance measures for the Chief Executive Officer are based exclusively on corporate performance measures because he holds an office which has a substantial effect on the achievement of these measures.

The Company’s performance objectives are intended to promote a group effort by all officers and employees. Each year, officers must set personal and departmental goals that are tied to the accomplishment of AuburnBank’s overall goals. Department Heads approve those goals at the beginning of each year, and at the end of each year complete an analysis that is given to the Chief Executive Officer as to the accomplishment of these goals. The Chief Executive Officer then reviews the results and recommends awards to the Compensation Committee if the Company performance goals have been met. The Chief Executive Officer’s recommendations are based on the performance evaluations of officers and employees conducted by the Departmental Heads regarding the accomplishment of goals and the level of responsibility of the individuals. The Compensation Committee then considers and approves awards, if any, and determines the award, if any, to the Chief Executive Officer, and the full Board of Directors ratifies the awards recommended by the Compensation Committee.

The Compensation Committee generally targets annual bonuses to be competitive in our area, for expected levels of performance. Each of the named executive officers may receive a cash bonus, to the extent the Compensation Committee determines to award an officer a cash bonus. Mr. E.L. Spencer, Jr. may elect not to participate, based on the total amount available for bonuses. Cash awards are contingent upon employment with AuburnBank through the end of the fiscal year and are determined and paid prior to March 15th of each year.

During 2010, the performance goals applicable to the Chief Executive Officer were the accomplishments of certain net earnings, return on assets (“ROA”), return on equity (“ROE”), earnings per share, loan growth, asset quality, and regulatory examination measures. The performance goals for 2011 may be expanded to include other financial measures as selected by the Compensation Committee.

In 2010, the corporate goals approved by the Compensation Committee for cash bonuses were not met, so no Company or Bank officers were paid a cash bonus in 2011 for their performance related to 2010. The corporate goals included certain requirements related to net income, asset quality, and results of regulatory examinations. Despite not meeting all of its financial goals for 2010, the Company continued to achieved its policy objectives relating to customers, employees and communities.

Benefits

The Company offers a qualified deferred contribution 401(k) plan to provide a tax-advantaged savings vehicle to all employees. We make matching contributions to the 401(k) plan to encourage employees to save money for their retirement. The plan and the Company’s contributions to it, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees. Under the terms of the qualified 401(k) plan, employees must have completed one year of service and worked at least 1,000 hours during that year to participate, and become 100% vested in our matching contributions after six such years. Employees may make elective deferrals from 2% to 10% of their eligible pay, up to the annually adjusted Internal Revenue Service dollar limit. The 401(k) plan provides for discretionary matching contributions up to 6% of eligible pay on the participant’s elective deferrals, in an amount to be determined by the Compensation Committee on an annual basis. Since the plan’s inception in 1985, we have matched a minimum amount of 50% on the participants’ eligible contributions. Matching contributions are usually made in December of each year, and the amount of such contributions is determined based on the Company’s performance with respect to the corporate goals used to determine the availability of cash incentives.

In addition, the Company provides health, life, disability and other insurance benefits to its executive officers on the same basis as its other full-time employees.

Employment Agreements

The Company does not have employment agreements with any of its executive officers.

Policy Relative to Code Section 162(m)

The Omnibus Budget Reconciliation Act of 1993 disallows the deduction for certain annual compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. It is our intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market.

At this time, based upon executive compensation levels, the Company does not appear to be at risk of losing deductions under the $1 million deduction limit. As a result, we have not yet established a formal policy regarding this limit.

Summary

In summary, we believe this mix of base salary and cash incentives motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on creation of shareholder value. In light of these factors, the Compensation Committee reviewed our compensation programs in 2010 and determined that they do not subject the Company to unnecessary or excessive risk or motivate staff members to manipulate earnings and therefore are not reasonably likely to have a material adverse effect on our Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Terry W. Andrus
J. Tutt Barrett
Anne M. May
Emil F. Wright

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table provides information concerning the compensation of our named executive officers for 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus(1)	All Other Compensation(2)	Total

E. L. Spencer, Jr. Chairman, Chief Executive Officer and President of the Company and Chairman and Director of the Bank	2010	$28,500	$—	$28,462	$56,962
	2009	78,000	—	30,853	108,853
	2008	75,000	13,000	34,378	122,378

David A. Hedges Vice President, Controller and Chief Financial Officer	2010	95,262	—	7,279	102,541
	2009	95,262	—	7,553	102,815
	2008	91,640	14,000	7,436	113,076

Robert W. Dumas President and Chief Executive Officer of the Bank and Director of the Bank and the Company	2010	231,504	—	26,346	257,850
	2009	231,504	—	25,950	257,454
	2008	222,600	45,000	26,999	294,599

Jo Ann Hall Executive Vice President of the Bank	2010	168,588	—	7,712	176,300
	2009	168,588	—	7,613	176,201
	2008	162,103	25,000	7,418	194,521

Terrell E. Bishop Senior Vice President of the Bank	2010	153,239	—	4,875	158,114
	2009	153,239	—	4,722	157,961
	2008	147,345	28,000	4,814	180,159

(1)	Represents cash incentive awards paid to the Company’s executive officers. No cash incentive awards were paid to the named executive officers for 2010 or 2009.
(2)	For 2010, includes compensation as described under “All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2010 of the Summary Compensation Table above.

Name	Insurance Premiums	Company Contributions to Retirement and 401(k) Plans	Fees Earned or Paid in Cash(1)	Total

E. L. Spencer, Jr.	$4,407	$855	$23,200	$28,462

David A. Hedges	4,739	2,540	—	7,279

Robert W. Dumas	5,001	6,945	14,400	26,346

Jo Ann Hall	2,654	5,058	—	7,712

Terrell E. Bishop	278	4,597	—	4,875

(1)	Represents fees earned as employee directors of the Bank and Company.

2010 Grants of Plan-Based Awards

The Company did not grant any equity or non-equity incentive plan awards in 2010.

2010 Option Exercises and Stock Vested

There were no stock options exercised or stock awards vested in 2010.

Outstanding Equity Awards at December 31, 2010

There were no unexercised options, unvested stock, and equity incentive plan awards for named executive officers outstanding as of December 31, 2010.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not offer any pension or nonqualified deferred compensation benefits to its named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company does not have any severance or change in control agreements with any of its named executive officers.

STOCK OWNERSHIP BY CERTAIN PERSONS

The following table sets forth the number and the percentage of shares of the Company’s common stock that were beneficially owned by each director and named executive officer, and by all directors and executive officers as a group, as of March 23, 2011. Other than as set forth below, no “persons” (as that term is defined by the SEC) are known by the Company to be the beneficial owners of more than 5% of the Common Stock, the Company’s only class of voting securities, as of the Record Date.

Name of Beneficial Owner(1)	Number of Shares(2)	Percent of Class
C. Wayne Alderman	10,077	*
Terry W. Andrus	2,085	*
J. Tutt Barrett(3)	4,842	*
Robert W. Dumas(4) (5)	36,062	*
J.E. Evans	18,000	*
William F. Ham, Jr.(6)	2,951	*
David E. Housel	3,385	*
Anne M. May	30,611	*
E. L. Spencer, Jr.(7)(8)(9)(10)(11)	729,439	20.02%
Edward Lee Spencer, III(12)	9,374	*
Emil F. Wright, Jr.(13) (14)	398,178	10.93%
Terrell E. Bishop	42,020	1.15%
Jo Ann Hall	20,021	*
David A. Hedges	200	*
All Directors and Executive Officers as a Group (21 individuals)	1,319,577	36.22%

*	Less than 1%
(1)	Unless specified below, each director’s and named executive officer’s business address is c/o AuburnBank, 100 N. Gay Street, Auburn, Alabama, 36830.
(2)

Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, directors and named executive officers may be named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors and named executive officers possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(3)	Includes 1,772 shares held by Mr. Barrett’s two daughters, as to which Mr. Barrett may be deemed to have shared voting and investment power.
(4)	Includes 3,076 shares held by Mr. Dumas’ mother, as to which Mr. Dumas may be deemed to have shared voting and investment power.
(5)	Includes 6,560 shares held by Mr. Dumas that were pledged as collateral for a loan from the Bank.
(6)	Includes 300 shares held by Mr. Ham’s wife, as to which Mr. Ham may be deemed to have shared voting and investment power.

(7)	Includes 18,300 shares held by Mr. E.L. Spencer, Jr.’s wife, as to which Mr. E.L. Spencer, Jr. may be deemed to have shared voting and investment power.
(8)

Includes 85,154 shares held by the Edward L. Spencer, Jr. Three-Year Grantor Retained Annuity Trust dated December 23, 2009. Mr. Spencer is the trustee of the trust and has sole voting and dispositive power with respect to these shares.

(9)

Includes 102,361 shares held by the Edward L. Spencer, Jr. Five-Year Grantor Retained Annuity Trust dated December 23, 2009. Mr. Spencer is the trustee of the trust and has sole voting and dispositive power with respect to these shares.

(10)

Includes 111,598 shares held by the Edward L. Spencer, Jr. Eight-Year Grantor Retained Annuity Trust dated December 23, 2009. Mr. Spencer is the trustee of the trust and has sole voting and dispositive power with respect to these shares.

(11)

Includes 47,687 shares held by the Edward L. Spencer, Jr. Five-Year Grantor Retained Annuity Trust dated January 31, 2011. Mr. Spencer is the trustee of the trust and has sole voting and dispositive power with respect to these shares.

(12)

Includes 3,960 shares held by Spencer LLC, a company in which Mr. Edward Lee Spencer, III is a partner, as to which Mr. Edward Lee Spencer, III may be deemed to have shared voting and investment power, and as to which Mr. Edward Lee Spencer, III disclaims beneficial ownership of 2,640 shares.

(13)

Includes 58,978 shares held by Dr. Wright’s wife, as to which Dr. Wright may be deemed to have shared voting and investment power. Includes 59,500 shares held by Ferrocene, LP, a company in which Dr. Wright is a partner.

(14)	Includes 68,480 shares beneficially owned by Dr. Wright that were pledged as collateral to secure letters of credit with the Bank.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

Various Company and Bank directors, officers, and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of the Company and the Bank. These persons, corporations, and firms have had transactions in the ordinary course of business with the Company and the Bank, including borrowings, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Such transactions are subject to review and approval as and to the extent provided in our Audit Committee Charter. The Company and the Bank expect to have such transactions, under similar conditions, with their directors, officers, and affiliates in the future.

Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures, that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Pursuant to Regulation O, the Board of Directors must review any loan to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Audit Committee Charter provides that the Audit Committee will review and approve all related-party transactions. This includes a review of the Company’s compliance with applicable banking laws, including, without limitation, those banking laws and regulations concerning loans to insiders.

Dr. Alderman, former Director of Financial Operations and current Director of the Bank and Company, provided services to the Bank on a consulting basis pursuant to a consulting agreement, dated December 1, 2000, entered into between Dr. Alderman and the Bank. Dr. Alderman’s consulting agreement initially provided for compensation of $5,000 per month for his services, with all expenses borne by Dr. Alderman. Dr. Alderman’s consulting agreement has been amended each year since inception and initially provided for compensation of $6,750 per month for fiscal year 2007. After stepping down from his part-time role as Director of Financial Operations, the consulting agreement was further amended, effective June 1, 2007, to reduce the amount of Dr. Alderman’s compensation to $3,375 per month for the remainder of fiscal year 2007. The Bank and Dr. Alderman agreed to compensation payable under the consulting agreement of $3,510, $3,650, and $1,825 per month for fiscal years 2008, 2009 and 2010, respectively. The consulting agreement expired in December 2010 and was not renewed.

During 2008, the Bank entered into a contract with J & L Contractors for the construction of a new branch building in the amount of $893,000. In 2009, the Bank made payments of approximately $587,000 to J & L Contractors pursuant to the contract. The Bank may enter into a similar contract with J & L Contractors during 2011 for the construction of an additional branch building which was delayed from an anticipated start in 2010. The terms of any such contract are not determinable at this time. Evans Realty, Inc., the majority owner of J & L Contractors, is owned by Mr. Evans. In accordance with the Company’s Audit Committee Charter, the transaction in 2008 was reviewed and approved by the Audit Committee.

Other than the transactions disclosed above, none of the directors of the Company serves as an executive officer of, or owns, or during 2010 owned, of record or beneficially, greater than 10% equity interest in any business or professional entity that has made or received during 2010, or proposes to make or receive during 2011, payments to or from the Company or the Bank for property or services in excess of $120,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Mr. Andrus, Mr. Barrett, Ms. May and Mr. Wright, none of whom is an employee of the Company or is or has been an officer of the Company. No member of the Compensation Committee is an executive officer of another entity on which any of the Company’s executives serve on such other entity’s compensation committee. Mr. Andrus is the Chief Executive Officer of East Alabama Medical Center and Mr. Dumas serves on the Board of Directors for that company; however, Mr. Dumas does not serve on the compensation committee for that company. Other than Mr. Dumas, none of the Company’s executive officers served as a director for a company that employs as an executive officer any member of the Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

The Company is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company during and with respect to 2010, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to the Company’s and the Bank’s officers, directors and greater-than-10% beneficial owners were complied with during 2010.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, we have met and held discussions with management and the independent accountants. We have reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2010 with management and the independent accountants. This review included discussions with the Company’s independent accountants of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Company’s independent accountants also provided to us the written disclosures and the letter required by Independent Standards Board Standard No. 1, Independent Discussions with Audit Committees, and we discussed with the independent accountants that firm’s independence.

Based upon our discussions with management and the independent accountants and our review of the representation of management and the report of the independent accountants to the Audit Committee, we recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Terry W. Andrus
J. Tutt Barrett
William F. Ham, Jr.
David E. Housel

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP has served as the Company’s independent registered public accounting firm for over 20 years and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2011. A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm, and will also be available to respond to appropriate questions from shareholders.

Independent Public Accountants’ Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by KPMG LLP during those periods.

	2010	2009
Audit Fees (1)	$197,832	$211,758
Audit-Related Fees (2)	—	—
Tax Fees	—	—
All Other Fees (3)	—	8,000

Total	$197,832	$219,758

(1)      Includes the aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements and review of unaudited financial statements included in the Company’s Forms 10-Q filed during fiscal years 2010 and 2009.

(2) No audit-related fees were billed by KPMG LLP in the fiscal years ended December 31, 2010 and 2009.

(3)      Includes the aggregate fees billed by KPMG LLP for professional services rendered for the review of Company responses to SEC comment letters during the fiscal year ended December 31, 2009. No other fees were billed by KPMG LLP in the fiscal years ended December 31, 2010 and 2009 other than as stated above under the captions “Audit Fees”.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG LLP for the fiscal year ended December 31, 2010. The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of KPMG LLP as the Company’s independent accountants.

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its pre-approval policy, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit related and non-audit services to be provided by the independent public accountants. Unless a service to be provided by the independent public accountants has received approval under the pre-approval policy, it will require specific approval by the Audit Committee. The pre-approval policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. The approval of non-audit services may be performed by the Chairman of the Committee and reported to the full Audit Committee at its next meeting, but may not be performed by the Company’s management. The term of any pre-approval is twelve months, unless the Audit Committee specifically provides for a different period.

The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent public accountant to prepare the proposed audit approach, scope and fee estimates. In addition to the annual audit work, the independent public accountants may perform certain other audit related or non-audit services that are pre-approved by the Audit Committee and are not prohibited by regulatory or other professional requirements. Engagements for the annual audit and recurring tax return preparation engagements shall be reviewed and approved annually by the Audit Committee based on the agreed upon engagement terms, conditions and fees. The nature and dollar value of services provided under these engagements shall be reviewed by the Audit Committee to approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure, exchange rates or other items, if any.

In the event audit-related or non-audit services that are pre-approved under the pre-approval policy have an estimated cost in excess of certain dollar thresholds, these services will require specific approval by the Audit Committee or by the Chairman of the Audit Committee. Any proposed engagement must be approved in advance by the Audit Committee or by the Chairman of the Audit Committee applying the principles set forth in the pre-approval policy, prior to the commencement of the engagement. In determining the approval of services by the independent public accountants, the Audit Committee evaluates each service to determine whether the performance of such service would: (a) impair the public accountant’s independence; (b) create a mutual or conflicting interest between the public accountant and the Company; (c) place the public accountant in the position of auditing his or her own work; (d) result in the public accountant acting as management or an employee of the Company; or (e) place the public accountant in a position of being an advocate for the Company. In no event are monetary limits the only basis for the pre-approval of services.

All of the services provided by KPMG LLP during 2010 and described above under the caption “Audit Fees” were pre-approved by the Company’s Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

AVAILABILITY OF ANNUAL REPORT

Copies of the Company’s 2010 Annual Report to Shareholders have been provided to each shareholder. The Company’s 2010 Annual Report to Shareholders can also be found by clicking the heading “About Us” on the Company’s website, www.auburnbank.com and then clicking on “Investor Relations.” Upon the written request of any person whose Proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including financial statements and schedules thereto, as filed with the SEC. Such requests should be directed to Marcia Otwell, Shareholder Relations, Auburn National Bancorporation, Inc., P.O. Box 3110, Auburn, Alabama, 36831-3110.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Proposals of shareholders intended to be presented at the Company’s 2012 Annual Meeting of Shareholders must be received by the Company on or before December 10, 2011, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. In addition, regarding any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2012 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on February 23, 2012, or (ii) the Company receives notice of the proposal before the close of business on February 23, 2012, and advises shareholders in the proxy statement for the 2012 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by February 23, 2012 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

OTHER MATTERS

The Company knows of no other matters to be brought before the Meeting. However, if any other proper matter is presented, the persons named in the enclosed form of Proxy intend to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By Order of the Board of Directors

/s/ E. L. Spencer, Jr. E. L. Spencer, Jr. Chairman

April 8, 2011

X PLEASE MARK VOTES AS IN THIS EXAMPLE

2011 ANNUAL MEETING OF SHAREHOLDERS MAY 10, 2011

KNOW BY ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Auburn National Bancorporation, Inc., Auburn, Alabama (the "Company"), hereby revoking any proxy heretofore given, does hereby nominate, constitute, and appoint E.L. Spencer, Jr., Emil F. Wright, Jr., and Terry W. Andrus or either one of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for the undersigned and in the undersigned's name, place, and stead, to vote all of the shares of common stock of the Company standing in the undersigned's name, on its books on March 11, 2011, and that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the AuburnBank Center, 132 N Gay Street, Auburn, Alabama at 3:00 p.m. local time, on Tuesday, May 10, 2011, and at any adjournments thereof (the "Meeting"), with all the powers the undersigned would possess if personally present as follows:

	For	With-held	For All Except
1. To elect eleven directors for one-year terms (Proposal 1)	☐	☐	☐

Nominees:

E.L. Spencer, Jr.	Edward Lee Spencer, III	C. Wayne Alderman
Terry W. Andrus	J. Tutt Barrett	J.E. Evans
William F. Ham, Jr.	Anne M. May	David E. Housel
Emil F. Wright, Jr.	Robert W. Dumas	

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the name of the nominee(s) in the space provided below.

2. The Proxies are authorized to vote upon such other business as may properly come before the Meeting, or any adjournments of the meeting, in accordance with the determination of a majority of the Company's Board of Directors.

Please check box if you plan to attend the May 10, 2011 Annual Stockholders Meeting. → ☐

The proxy will be voted as directed by the undersigned shareholder. **Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1, and in accordance with the determination of a majority of the Board of Directors as to any other matters.** The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 10, 2011 FOR AUBURN NATIONAL BANCORPORATION, INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.AUBNPROXY.COM.

***PROXY STATEMENT** ***ANNUAL REPORT**

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

AUBURN NATIONAL BANCORPORATION, INC.

Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact, and any other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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